SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2007

TITAN GLOBAL HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Utah	000-32847	87-0433444
(State of Incorporation)	(Commission File Number)	(IRS Employer ID)

1700 Jay Ell Drive, Suite 200
Richardson Texas, 75081
(Address of principle executive offices)

(972) 470-9100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Copies to:
Gregory Sichenzia, Esq.
Thomas Rose, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 3.02 Unregistered Sales of Equity Securities

On December 14, 2007, Titan Apparel, Inc. (“Titan Apparel”), a wholly owned subsidiary of Titan Global Holdings, Inc. (the “Company”), acquired substantially all of the assets of Global Brand Marketing Inc., a California corporation. The purchase price of $6,056,817.31 was financed through a credit facility pursuant to a Loan and Security Agreement (the “Loan and Security Agreement”) with Greystone Business Credit II L.L.C (“Greystone”). The credit facility with Greystone includes a revolving line of credit in the maximum amount of $14,000,000. The credit facility also includes a term loan of up to $2,000,000.

Loans will be advanced based upon (i) 85% of eligible accounts receivable, and (ii) the lesser of 65% of cost or 90% of the net orderly liquidation value of inventory.

The revolving credit facility bears interest at 3% per annum in excess of the prime rate for a period of 6 months from the date of the Loan and Security Agreement and 5% thereafter and the term loans bear interest at a rate of 5% per annum in excess of the prime rate for a period of 6 months from the date of the Loan and Security Agreement and 5% thereafter.

Titan Apparel granted a security interest in all of its assets to the Lenders as security for the financing facility. Such security included a pledge of all trademarks and patents. Titan guaranteed the obligations of Titan Apparel up to $250,000.

 Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description
10.1	Loan and Security Agreement between Titan Apparel, Inc. and Greystone Business Credit II, L.L.C.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TITAN GLOBAL HOLDINGS, INC.

By:	/s/ Bryan Chance
Bryan Chance
Chief Executive Officer

Date: December 20, 2007